Exhibit 99.1

                   Factory Card & Party Outlet Corp.
  Announces Sales for February and the Addition of Children's Party
                   Ensembles to Its Internet Store

    NAPERVILLE, Ill.--(BUSINESS WIRE)--March 2, 2006--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today that net sales for the four-week period ended February 25, 2006 increased 1.1 percent, compared with the four-week period ended February 26, 2005. Comparable store sales for the same period decreased 0.7 percent.


                         Fiscal Period Ended         Percent Change
(dollars in millions) February 25, February 26,    Total    Comparable
                          2006        2005         Sales       Sales
                      ------------ ------------  ---------- ----------
For the 4 weeks ended     $18.8        $18.6         1.1%     (0.7%)


    In addition to releasing sales for February, the company also announced that as of today, it has added over 1,000 children's party assortment items to its internet store.
    "The addition of children's party ensembles to our web store is an important milestone, as we view this channel to be a significant component to growing revenue and exposing our brand to consumers in all fifty states," stated Gary W. Rada, President & Chief Executive Officer. "We plan to add a substantial variety of other products throughout the year, taking advantage of our breadth of assortment supplied through our Naperville, IL distribution center," added Mr. Rada.

    Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 190 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.
    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.



    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com